Exhibit 18.1

March 1, 2021

Board of Directors
Uber Technologies, Inc.
1515 3rd Street
San Francisco, California 94158

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Uber Technologies Inc.’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”) pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Form 10-K and issued our report thereon dated March 1, 2021. Note 1 to the financial statements describes a change in accounting principle for the Company’s presentation of cumulative payments to Drivers in excess of cumulative revenue from Drivers in the consolidated statement of operations from cost of revenue, exclusive of depreciation and amortization, to revenue. It should be understood that the preferability of one acceptable method of accounting over another for presentation of these excess cumulative payments has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
San Francisco, California